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                   SUB-TRANSFER AGENCY FACILITATION AGREEMENT

     AGREEMENT, dated as of January __, 2007, between Sound Shore Fund, Inc., a corporation operating as an open-end investment company under the Investment Company Act of 1940, duly organized and existing under the laws of the State of Maryland ("Fund"), Citigroup Fund Services, LLC, a limited liability company organized under the laws of the State of Delaware ("CFS"), and Sound Shore Management, Inc., a corporation organized under the laws of the State of Delaware ("Advisor").

     WHEREAS, the Advisor has agreed to act as Advisor for the Fund pursuant to an Investment Advisory Agreement dated May 3, 1985 and restated March 14, 1995 for the purpose of rendering investment management services to the Fund;

     WHEREAS, CFS has agreed to act as transfer agent for the Fund pursuant to a Transfer Agency Agreement with the Fund dated January 29, 1998 ("Transfer Agency Agreement") for the purpose of recording the transfer, issuance and redemption of shares of the Fund, transferring the shares of the Fund and disbursing dividends and other distributions to Shareholders, and mailing semi-annual reports, notices of shareholder meetings, and proxy statements to shareholders as more fully set forth in the Transfer Agency Agreement ("Transfer Agency Services");

     WHEREAS, pursuant to the Transfer Agency Agreement, CFS receives a fee equal to 0.10% of the annual average daily net assets of the Fund;

     WHEREAS, a financial intermediary may hold an omnibus account(s) with the Fund through CFS and provide Transfer Agency Services to its customers investing in Fund shares through the omnibus account(s) ("Sub-Accounts");

     WHEREAS, a financial intermediary may charge the Fund a fee for providing Transfer Agency Services to its Sub-Accounts ("Sub-TA Fee"); and

     WHEREAS, CFS' work load is significantly reduced when a financial intermediary maintains an omnibus account(s) with the Fund because CFS only performs Transfer Agency Services for the omnibus account(s) and not for the underlying Sub-Accounts.

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

     1. The Advisor and the Transfer Agent may (a) enter into a Sub-Transfer Agency Agreement or similar agreement ("Sub-Transfer Agency Agreement") with any financial intermediary that maintains an omnibus account(s) with the Fund through CFS and performs Transfer Agency Services for the Sub-Accounts; and (b) pay that financial intermediary a fee for Transfer Agency Services rendered to the Sub-Accounts pursuant to the Sub-Transfer Agency Agreement ("Sub-TA Fee").

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     2. With respect to the Sub-TA Fee contemplated under a Sub-Transfer Agency
Agreement, CFS agrees to pay the financial intermediary an amount equal to 0.10% of the annual average daily net assets maintained in the financial intermediary's omnibus account(s) with the Fund through CFS ("CFS Payment") and the Advisor agrees to pay the excess, if any, of the Sub-TA Fee. For payment efficiency purposes, the parties agree that the Advisor shall be responsible for paying the full Sub-TA Fee under any Sub-Transfer Agency Agreement directly to the Sub-TA and shall be reimbursed by CFS in an amount equal to the CFS Payment.

     3. This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

     4. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     5. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

     6. If any part, term or provision of this agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the agreement did not contain the particular part, term or provision held to be illegal or invalid. This agreement shall be construed as if drafted jointly by the Fund, the Advisor and CFS and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

     7. Each of the undersigned warrants and represents that they have full power and authority to sign this agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SOUND SHORE FUND, INC.                  SOUND SHORE MANAGEMENT, INC.


By:                                     By:
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Name:                                   Name:
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Title:                                  Title:
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CITIGROUP FUND SERVICES, LLC


By:
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Name:
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Title:
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